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                                                                  Exhibit 10.19



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, made as of May 2, 2005 (this "Agreement"), by and between Castle Brands Inc., a Delaware corporation, its subsidiaries and affiliates (the "Company"), and T. Kelley Spillane (the "Executive"), an individual residing at 523 Forest Drive, River Vale, NJ 07675;


            In consideration of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

                                   AGREEMENT:

            1. Employment. Subject to the terms of this Agreement, the Company agrees to continue to employ Executive, and Executive agrees to accept such continued employment, as Senior Vice President - U.S. Sales of the Company and its domestic subsidiary, Castle Brands (USA) Corp. ("CBC"). As such, Executive will have responsibility for such job-related duties as were being performed by the Executive for the Company and CBC on the date hereof and as will be assigned to Executive from time to time by the Chief Operating Officer and President of the Company.

            2. Performance of Services. Executive accepts such employment and agrees that throughout the term of his employment hereunder, he will devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Company and CBC and will perform the duties assigned to him from time to time pursuant to
Section 1 hereof, subject, at all times, to the direction and control of the Chief Operating Officer and President of the Company, and to the policies of the Company and CBC generally applicable to its executives. During the term of his employment hereunder, Executive will not accept other employment or permit his personal business interests to interfere with his duties hereunder.

            3. Term. Executive will be employed for a term commencing on the date hereof and ending on May 1, 2010 (the "Term"), unless his employment is terminated prior to the expiration of the Term pursuant to Section 6 hereof.

            4. Compensation. During the Term of this Agreement the Company agrees to pay to Executive:

                  (a) Salary. Effective August 1, 2005, a salary (the "Base Salary") at the rate of $175,000 per year, payable in accordance with the Company's standard payroll practices as in effect from time to time. Such Base Salary may be increased (but not decreased) on the basis of periodic reviews, in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

                  (b) Stock Option Grants. Executive shall be entitled to such options to purchase Common Stock of the Company as shall be granted by the Compensation Committee of the Board of Directors of CBC.

                  (c) Incentive Bonus. The Executive shall be eligible to receive a performance bonus subject to successful achievement of goals and objectives to be agreed upon by the Executive and the Compensation Committee of the Board of Directors of the Company.

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                  (d) Vacation. Executive shall be entitled to twenty (20) paid vacation days plus paid Company holidays.

                  (e) Other Benefits. Executive will be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in all profit-sharing, hospitalization, insurance, medical, disability, or other fringe benefit or executive perquisite plans generally available to other senior executives of the Company.

            5. Expenses. The Company will reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company, CBC and affiliates, upon the submission to the Company of appropriate invoices therefor, all in accordance with the Company's policies and procedures as in effect from time to time for Company employees.

            6. Termination.

                  (a) Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder at any time without Cause (as hereinafter defined). Notice of any such termination must be in writing and will be effective upon receipt by Executive. In the event that the employment of Executive is terminated pursuant to this clause (a), the Company will continue to pay to Executive the Base Salary per annum as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twelve (12) months following the date of such termination. In addition, in the event that the employment of Executive is terminated pursuant to this clause (a), the annual incentive bonus described in Section 4(c) will be paid, if any, to Executive with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed). Further, if (i) Executive fully complies with Sections 7,9 and 10 of this Agreement, any stock option held by Executive that is vested at the time of Executive's termination pursuant to this clause (a) will be exercisable for a period of 12 months following the expiration of the 12 month period referred to in Section 10(a) and any unvested stock option held by the Executive that would have become vested if Executive continued employment for the 12 month period following his termination shall become vested at the end of such 12 month period, and will be exercisable for a period of two years after termination.

                  (b) Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause. Executive shall be entitled to thirty (30) days prior written notice of the intent to terminate Executive hereunder and the right to address and/or cure such Cause. Any notice of intent to terminate for Cause must specify the particular grounds therefor in reasonable detail. In the event that the employment of Executive is terminated pursuant to this clause (b), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual incentive bonus or pension contribution will be paid with respect to the year in which termination occurs, or in the case of the annual incentive bonus, with respect to the prior year if Executive is terminated under this clause (b) prior to payment of the bonus applicable to such prior year. As used herein, "Cause" means Executive's personal dishonesty, willful misconduct, breach of fiduciary duty, or failure to substantially perform assigned duties relating to Executive's performance hereunder (other than any such failure owing to Executive becoming Disabled) as reasonably determined by the Board of Directors of the Company in its sole discretion, or any willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or material breach of any

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provision of this Agreement as reasonably determined by the Board of Directors of the Company in its sole discretion.

                  (c) Termination by Executive. Executive may terminate his employment hereunder (i) at any time without cause or (ii) for Good Reason (as hereinafter defined). Notice of any such termination must be in writing and will be effective 60 days after receipt by the Company or such earlier date as may be specified by the Company after receipt of such notice. In the event that Executive terminates employment pursuant to subclause (i) of this clause (c), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual incentive bonus or pension contribution will be paid with respect to the year in which termination occurs. In the event that Executive terminates employment hereunder for Good Reason, Executive will be entitled to the same salary and bonus payments as would be provided were he to be terminated without Cause pursuant to Section 6(a) above. Further, any stock option held by Executive that is vested at the time of Executive's termination pursuant to this clause (c) will be exercisable for a period of one year following the expiration of the 12 month period referred to in Section 10(a) and any unvested stock option held by the Executive will become vested, and will be exercisable for a period of two years. As used herein, "Good Reason" means a termination by Executive of Executive's employment hereunder within 30 days after any material diminution in the nature or status of Executive's job responsibilities from those in effect on the date of this Agreement or the most recent anniversary thereof, dissolution or divestiture of all or a significant portion of the Company's or other material change in the Company, which in each case would materially adversely diminish the nature or status of Executive's job responsibilities, or the Company's material breach of any provision of this Agreement which is not cured within 15 business days after written notice thereof from Executive to the Company.

                  (d) Termination Upon Death. This Agreement will terminate automatically on the death of Executive. In the event that the employment of Executive is terminated pursuant to this clause (d), the Company will pay to the representative of Executive the amount of all accrued but unpaid Base Salary to the date of such termination, the annual incentive bonus, if any, described in
Section 4(c) with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed), and an amount equal to six (6) months Base Salary. Further, any stock option held by Executive that is vested at the time of death will be exercisable by Executive's personal representative or estate for a period of two years from date of death and all unvested stock options held by Executive shall fully vest and be exercisable by Executive's personal representative or estate for a period of two years from date of death.

                  (e) Termination by the Company by Reason of Disability. The Company may terminate the employment of Executive hereunder after Executive becomes Disabled (as hereinafter defined). Notice of any such termination must be in writing and will be effective thirty days after receipt by Executive. In the event that the employment of Executive is terminated pursuant to this clause
(e), the Company will pay to Executive or his representative the amount of all accrued but unpaid Base Salary to the date of such termination less the amount, if any, received by Executive from any disability insurance maintained by the Company, the annual incentive bonus described in Section 4(c), if any, with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed) and an amount equal to one year's Base Salary. Further, any stock option held by Executive that

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is vested at the time of termination for disability will be exercisable for a period of two years from date of such termination for disability and all unvested stock options held by Executive shall fully vest and be exercisable for a period of two years from date of termination for disability. As used herein, the term "Disabled" means Executive becoming physically or mentally disabled or incapacitated to the extent that he has been or will be unable to perform his duties hereunder on account of such disabilities or incapacitation for a continuous period of six months as determined by a qualified independent physician or group of physicians selected by the Company and approved by Executive or his representative, such approval not to be unreasonably withheld.

                  (f) Change of Control. A "Change of Control" shall have occurred if: (i) thirty-five percent (35%) or more of the outstanding voting stock of the Company has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934, as amended) other than directly from the Company; (ii) there has been a merger or equivalent combination involving the Company after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Company; (iii) twenty percent (20%) or more of the members of the Board elected by shareholders are persons who were not nominated in the then most recent proxy statement of the Company; or (iv) the Company sells or disposes of all or substantially all of its assets. In the event that the employment of Executive is terminated following a Change in Control, the Company will continue to pay to Executive the Base Salary per annum as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twenty-four (24) months following the date of such termination. In addition, in the event that the employment of Executive is terminated pursuant to this clause (f), the annual incentive bonus described in Section 4(c) will be paid to Executive with respect to the year in which termination occurs (pro rated for the portion of the year in which Executive was so employed). Further, all unvested stock options will vest without further action on the date of termination and all stock options shall be exercisable during the remainder of their original terms.

                  (g) Release and No Further Obligations. As a condition to the payments and other consideration provided to Executive under each clause of this
Section 6, the Executive shall have executed and delivered to the Company the form of general release attached hereto as Exhibit A. Except as otherwise expressly provided in this Agreement and the Stock Option Agreement, from and after the effective date of any termination of Executive's employment hereunder pursuant to this Section 6, the Company will have no further obligations (for the payment of money or otherwise) to Executive or his representative, as applicable.

            7. Confidentiality.

                  (a) Executive will not, at any time following the date of this Agreement, and regardless of whether Executive continues to be employed by the Company, and if Executive's employment has been terminated, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same for the immediate benefit of the Company, any Proprietary Information (as hereinafter defined). The term "Proprietary Information" means all information of any nature whatsoever, and in any form, which at the time or times concerns or relates to any aspect of any business that the Company or its subsidiaries are involved in or actively contemplating (the "Business") and which is confidential, proprietary or not generally known to

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persons engaged in businesses similar to the Business. Proprietary Information includes, but is not limited to, items, materials and information concerning the following: marketing plans or strategies; budgets; designs; promotional strategies; client preferences and policies; creative activities for clients; concepts; intellectual property and trade secrets; product plans; financial information and all documentation, reports and data (recorded in any form) relating to the foregoing. Notwithstanding the foregoing, "Proprietary Information" does not include any information to the extent it becomes generally known to persons engaged in businesses similar to the Business through no fault of Executive or any information which Executive is required to disclose as a result of a subpoena or other legal process.

                  (b) Executive agrees that all memoranda, notes, records, papers or other documents, computer disks, computer software programs and the like and all copies thereof, relating to the Business (the "Business Records") are and will be the sole and exclusive property of the Company. Except for use for the benefit of the Company, Executive will not copy or duplicate any of the Business Records, nor remove them from the Company's facilities. Executive must comply with any and all procedures which the Company may adopt from time to time to preserve the confidentiality of Proprietary Information and the confidentiality of property of the types described immediately above, whether or not such property contains a legend indicating its confidential nature.

                  (c) Upon termination of Executive's employment with the Company for any reason whatsoever and at any other time upon the Company's request, Executive (or his personal representative) must deliver to the Company all property described in this Section 7 which is in his possession or control.

            8. Representation and Warranty. Executive represents and warrants to the Company that he is not a party to any prior employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Executive's use of any information or Executive's execution or performance of this Agreement.

            9. Discoveries and Improvements. Executive acknowledges and agrees that all inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by Executive, whether by himself, or jointly with others, from the date hereof until the expiration of the Term hereof, reasonably deemed to be directly related to or pertaining in any way to the Business, will be promptly disclosed in writing to the President (or such other officer as the President may designate) of the Company and will be the sole and exclusive property of the Company. Executive agrees to execute any assignments to the Company or its nominee of his entire right, title, and interest in and to any such inventions, discoveries, and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, copyrights or trademarks at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Executive further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent, trademark or copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, but all expenses thereof will be paid by the Company.

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            10. Restrictive Covenants.

                  (a) Executive acknowledges and agrees that his position with the Business places him in a position of confidence and trust with respect to Proprietary Information. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill of the Business that Executive make the covenants contained herein. Accordingly, Executive agrees that during the Term of this Agreement and for a period of 12 months after the date of termination of Executive's employment hereunder for any reason whatsoever Executive will not, without the prior written consent of the Company and provided that the Company continues to make payments to the Executive in accordance with the provisions of Section 6, (i) employ, solicit or encourage to leave the employ of the Company, or to become employed by any person other than the Company, any employee of the Company, or any individual who was an employee of the Company during the one year prior to the termination of Executive's employment, (ii) persuade or attempt to persuade any customer of the Company as of the date of the termination of Executive's employment, to cease doing business with, or to reduce the amount of business it does with, the Company or solicit the business of any of the Company's customers as of the date of the termination of Executive's employment hereunder with respect to any product or service which competes with the products and services of the Company as of the date of termination of Executive's employment or (iii) compete with the Company as a consultant to, employee of, or equity participant in, any venture which competes with the Business within the United States of America.

                  (b) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under Sections 10 and 11 of this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to avoid competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive's sole means of support, are required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the benefit otherwise afforded him by this Agreement.

            11. Certain Remedies. The parties hereto acknowledge that in the event of a breach or a threatened breach by Executive of any of his obligations under Sections 7, 9 or 10 of this Agreement the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Company will be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, and nothing herein will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

            12. Notices. All notices hereunder must be in writing and addressed to the Secretary of the Company at 570 Lexington Avenue, 29th Floor, New York, NY 10022 and to Executive at the address listed above. Each such address for notice may be changed by notice of such change given to the other party hereto. All such notices will be effective upon receipt.

            13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, of the parties or affiliates hereto relating

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to the subject matter hereof. No amendment, waiver or modification hereof will be valid or binding unless made in writing and signed by the parties hereto (in the case of an amendment or modification) or by the party against whom enforcement is sought (in the case of a waiver).

            14. Governing Law/Arbitration. This Agreement will be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, must be promptly settled by arbitration by a panel of three arbitrators in New York, New York, in accordance with the Commercial Rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. It is expressly understood that the arbitrator will have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrator is empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach by Executive of any provision of
Section 7, 9 or 10 of this Agreement, the Company will be entitled to seek an injunction from any court of competent jurisdiction and Executive hereby submits to the personal jurisdiction of any such court.

            15. Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason by an arbitrator or court of competent jurisdiction, such provision will be ineffective, but all other parts of this Agreement which can be effected without such illegal part will nevertheless remain in full force and effect.

            16. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

            17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive will be subject to withholding of such amounts relating to taxes (whether or not related to payments required to be made by the Company hereunder) as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

            18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

            19. No Reliance; Opportunity to Consult with Counsel. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise. Executive acknowledges that has had an opportunity to consult with an attorney of his choice prior to executing this Agreement.

            20. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive except as provided for herein. This Agreement will be binding upon Executive, his heirs, executors and administrators and upon the Company, its successors and assigns.

            21. Survival and New Agreement. The provisions of Sections 6, 7, 9, 10, 11, 14, 15, 17, 20 and this Section 21 will survive the termination or expiration of this Agreement.

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            22. Failure to Utilize. The Company will have no obligation to use
Executive's services or the rights granted hereunder in connection therewith or otherwise, and the Company will be deemed to have fully satisfied its obligations hereunder by paying to Executive the compensation due Executive in accordance with the terms of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Castle Brands Inc.                       Executive


By:   /s/ Mark Andrews                    By:  /s/ T. Kelley Spillane
      -------------------------------          ---------------------------------
      Name:  Mark Andrews                      Name: T. Kelley Spillane
      Title: Chairman and Chief
             Executive Officer

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                                    EXHIBIT A

                             FORM OF GENERAL RELEASE

                                 GENERAL RELEASE

            1. (a) As a condition to and in consideration of the payments and benefits described in Section 6 of the Amended and Restated Employment Agreement, dated May 2, 2005, between Castle Brands (USA) Corp. and me relating to my employment with Castle Brands Inc., and for other good and valuable consideration, I, with the intention of binding myself and my heirs, beneficiaries, trustees, administrators, executives, assigns and legal representatives (collectively, the "Releasors"), hereby irrevocably and unconditionally release, remise, and forever discharge Castle Brands Inc., Castle Brands (USA) Corp. and the Releasees (as hereinafter defined) with respect to any and all agreements, promises, rights, liabilities, claims, and demands of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, that the Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date I execute this General Release, including, without limitation,
(i) any and all rights and claims arising out of or in connection with my employment by Castle Brands Inc., the terms and conditions of such employment, or the termination of my employment; (ii) any and all contract claims, claims for bonuses, claims for severance allowances or entitlements; (iii) fraud claims, defamation, disparages and other personal injury and tort claims; and
(iv) claims under any federal, state, or municipal employee benefit, wage payment, discrimination, or fair employment practices law (e.g., on the basis of sex, religion, age, race, or disability), statute, or regulation, and claims for costs and expenses (including but not limited to experts' fees and attorneys' fees) with respect thereto. This General Release includes, without limitation, any and all rights and claims under the Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the New York Conscientious Employee Protection Act, the New York Equal Pay Act, the New York Smokers' Rights Law, the New York Family Leave Act, the New York Genetic Privacy Act, and the New York Constitution, in each case as such laws have been or may be amended. Nothing in this General Release shall deprive me of any compensation that was earned but not paid prior to my termination; accrued benefits to which I have acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement; any health care continuation coverage to the extent required by applicable law; or any right that I may have under the Agreement dated May 2, 2005.

                  (b) For purposes of this General Release, the term "Castle Brands Inc., Castle Brands (USA) Corp. and the Releasees" includes Castle Brands Inc., its past and present direct and indirect subsidiaries, affiliates, successors, assigns, and all of its and their past, preset, and future employees, officers, directors, attorneys, agents, and legal representatives, whether acting as agents or in individual capacities, and this General Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

            2. (a) Opportunity to Review. I acknowledge that before signing this General Release, I was given a period of at least 21 days in which to review and consider it. I acknowledge that I was encouraged by Castle Brands (USA) Corp. to review this General Release, and that to the extent I wish to do so I have done so. I further acknowledge that I have read this General Release in its entirety, and that I fully understand the terms and legal effect of this General Release. I am entering into this General Release voluntarily and of my own free will. If I executed this General Release before the end of the 21-day period, such early execution was completely voluntary, and I had reasonable and ample time in which to review this General Release.

                  (b) Revocability. I agree that, for a period of seven days after I sign this General Release (the "Revocation Period"), I have the right to revoke it by providing notice, in writing (delivered by hand or by overnight mail), to Castle Brands (USA) Corp., Attention: Chief Operating Officer. Notwithstanding anything contained herein to the contrary, this General Release will not become effective and enforceable until after the expiration of the Revocation Period.

Date signed:



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